FOR IMMEDIATE RELEASE
Contact: Christopher J. Eperjesy
(262) 638-4343

TWIN DISC, INC. ANNOUNCES FISCAL 2011
FIRST-QUARTER FINANCIAL RESULTS

• Sequential Earnings Improvements Continue
• Oil & Gas Markets Drive Significant Growth in Sales, Profitability and Backlog
• Management Encouraged With Business Outlook and New Product Introductions

RACINE, WISCONSIN—October 19, 2010—Twin Disc, Inc. (NASDAQ: TWIN) today reported financial results for the fiscal 2011 first quarter ended September 24, 2010.

Sales for the fiscal 2011 first quarter, seasonally the weakest quarter of the fiscal year, improved to $61,395,000, from $47,057,000 for the same period last year.  The improvement in sales was the result of growing demand from customers in the oil and gas market.  Stable demand continues from the airport, rescue and fire fighting (ARFF), land- and marine-based military, and commercial marine markets.  The Company’s mega yacht business continued to be challenging.

Gross margin for the fiscal 2011 first quarter was 32.6 percent, compared to 20.7 percent in the fiscal 2010 first quarter.  The significant improvement in fiscal 2011 first-quarter gross margin was the result of increased sales volumes, improved manufacturing efficiency and absorption, and a more profitable mix of business.  The Company also continues to benefit from the cost reduction and avoidance programs announced in the fourth quarter of fiscal 2009.  Gross margin for the fiscal 2010 first quarter was severely impacted by the combination of plant closings for the equivalent of two months at the Company’s European facilities and the closing for one month of the Company’s Racine, Wisconsin manufacturing facilities.

For the fiscal 2011 first quarter, marketing, engineering and administrative (ME&A) expenses, as a percentage of sales, were 24.1 percent, compared to 27.2 percent for the fiscal 2010 first quarter.  ME&A expenses increased $1,999,000 versus the same period last fiscal year.  The table below summarizes significant changes in certain ME&A expenses for the quarter:

Three Months Ended
$ thousands – (Income)/Expense	September 24, 2010	September 25, 2009	Increase/ (Decrease)
Stock-Based Compensation Incentive/Bonus Expense	$ 919 936	$ 94 0	$ 825 936
$ 1,761
Foreign Exchange Translation, net			(229) $ 1,532
All other, net			467 $ 1,999

The effective tax rate for the fiscal 2011 first quarter was 36.6 percent, which is slightly lower than the prior year’s tax rate of 37.7 percent.  The current year rate includes the benefit of the reversal of a valuation allowance related to state tax credits due to improved domestic income.  Management anticipates the tax rate for the remainder of the year will remain consistent with the rate experienced in the fiscal 2011 first quarter.

Net earnings attributable to Twin Disc for the fiscal 2011 first quarter were $2,656,000, or $0.24 per diluted share, compared to a net loss of $2,404,000, or $0.22 per diluted share, for the fiscal 2010 first quarter.

Earnings before interest, taxes, depreciation and amortization (EBITDA)* was $6,923,000 for the fiscal 2011 first quarter, compared to negative EBITDA of $808,000 for the fiscal 2010 first quarter.

Commenting on the results, Michael E. Batten, Chairman and Chief Executive Officer, said: “Demand for our oil and gas transmission systems continues to have a profound impact on our sales, profitability and backlog.  This demand is being driven by positive market trends from customers in the oil and gas industry building high-horsepower rigs, where our transmission systems continue to be the industry leader for these kinds of applications.  While much of our near-term momentum is tied to the 8500 transmission systems, we are continuing to invest and expand other areas of our business.  The commercial marine, pleasure craft, industrial, defense and ARFF markets remain very important markets for us and we are confident in their long-term growth.  The industrial market, which has been difficult for the past several quarters, is beginning to stabilize.  Demand from the defense, ARFF and commercial marine markets continues to be good, while demand from the pleasure craft market remains depressed.”

Christopher J. Eperjesy, Vice President - Finance, Chief Financial Officer and Treasurer, stated: “Our balance sheet and financial position benefitted from the profitability we experienced in the fiscal 2011 first quarter.  We generated $4,081,000 in cash from operations during the fiscal 2011 first quarter, despite a 14.5 percent, or $12,218,000 increase in working capital as a result of increased sales and order activity.  Total debt, net of cash, at September 24, 2010 was $9,725,000, compared to $12,109,000 at the end of fiscal 2010.  Total Twin Disc shareholders’ equity at the end of the fiscal 2011 first quarter improved 12.7 percent to $99,678,000, from $88,460,000 at the end of fiscal 2010.  We continue to remain focused on conservatively managing our balance sheet and working capital levels.”

Mr. Batten continued: “Our six-month backlog at September 24, 2010 was $99,970,000 compared to $84,419,000 at June 30, 2010 and $62,485,000 at September 25, 2009.  The improvement in backlog is primarily the result of higher orders booked by oil and gas customers for our 8500 transmission systems.  We expect to complete field testing the 7500 pressure pumping transmission system by the end of the year, with initial production commencing at the beginning of calendar 2011 and gaining momentum as the year progresses.  We estimate the market for the 7500 to be much larger than the market for the 8500 series, due to its roadability without special permits.  Further, we are excited about the business prospects of other new products including the joystick control system and hybrid-ready marine transmission systems.  The Express Joystick System (EJS) is unlike any other marine power control system currently in the marketplace and makes docking a boat much easier.  I encourage everyone to view the videos we have posted on our website to see how revolutionary this system is.

“The growing trends that we began experiencing over the past several quarters, as well as more recent trends in our order intake, have us encouraged.  While we have more modest expectations regarding growth in our other markets, our confidence in our business as a whole reflects primarily improving conditions in the oil and gas markets.  The demand for pressure pumping transmissions has grown significantly in the past several months and now includes the initial orders for the 7500 transmission as well as the 8500 transmission system.  These bookings point to an improving year for Twin Disc,” concluded Mr. Batten.

Twin Disc will be hosting a conference call to discuss these results and to answer questions at 10:30 a.m. Eastern Time on Tuesday, October 19, 2010.  To participate in the conference call, please dial 877-941-1427 five to ten minutes before the call is scheduled to begin.  A replay will be available from 2:00 p.m. October 19, 2010 until midnight October 26, 2010. The number to hear the teleconference replay is 877-870-5176. The access code for the replay is 4372047.

The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, access Twin Disc's website at http://www.twindisc.com/companyinvestor.aspx and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on the Company's website.

About Twin Disc, Inc.

Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment.  Products offered include: marine transmissions, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems.  The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets.  The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

Forward-Looking Statements

This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

*Non-GAAP Financial Disclosures

Financial information excluding the impact of foreign currency exchange rate changes and the impact of acquisitions in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts.  These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

The sum of, net earnings and adding back provision for income taxes, interest expense, depreciation and amortization expenses: this is a financial measure of the profit generated excluding the above mentioned items.

--Financial Results Follow—

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (In thousands, except per-share data; unaudited)
	Three Months Ended
	September 24, 2010	September 25, 2009
Net sales	$61,395	$47,057
Cost of goods sold	41,372	37,310
Gross profit	20,023	9,747
Marketing, engineering and administrative expenses	14,777	12,778
Earnings (loss) from operations	5,246	(3,031)
Interest expense	439	619
Other expense, net	554	60
Earnings (loss) before income taxes and noncontrolling interest	4,253	(3,710)
Income taxes	1,556	(1,398)

Net earnings (loss)	2,697	(2,312)
Less: Net earnings attributable to noncontrolling interest, net of tax	(41)	(92)
Net earnings (loss) attributable to Twin Disc	$2,656	$(2,404)
Earnings (loss) per share:
Basic earnings (loss) per share attributable to Twin Disc common shareholders	$0.24	$(0.22)
Diluted earnings (loss) per share attributable to Twin Disc common shareholders	$0.24	$(0.22)
Weighted average shares outstanding:
Basic	10,882	11,137
Diluted	11,100	11,137
Dividends per share	$0.07	$0.07

Comprehensive income:
Net earnings (loss)	$2,697	$(2,312)
Other comprehensive income:
Foreign currency translation adjustment	7,395	2,928
Amortization of actuarial and prior service cost	1,338	447
Comprehensive income	11,430	1,063
Comprehensive income attributable to noncontrolling interest	(41)	(92)
Comprehensive income attributable to Twin Disc	$11,389	$971

RECONCILIATION OF CONSOLIDATED NET EARNINGS (LOSS) TO EBITDA (In thousands; unaudited)
	Three Months Ended
	September 24, 2010	September 25, 2009
Net earnings (loss) attributable to Twin Disc	$2,656	$(2,404)
Interest expense	439	619
Income taxes	1,556	(1,398)
Depreciation and amortization	2,272	2,375
Earnings (loss) before interest, taxes, depreciation and amortization	$6,923	$(808)

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	September 24,	June 30,
	2010	2010
ASSETS
Current assets:
Cash	$23,114	$19,022
Trade accounts receivable, net	46,918	43,014
Inventories, net	77,458	72,799
Deferred income taxes	5,597	5,224
Other	8,087	7,391

Total current assets	161,174	147,450

Property, plant and equipment, net	59,361	58,243
Goodwill, net	16,813	16,440
Deferred income taxes	23,418	24,029
Intangible assets, net	6,342	6,268
Other assets	6,845	6,626

TOTAL ASSETS	$273,953	$259,056

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings and current maturities of long-term debt	$3,987	$3,920
Accounts payable	26,894	23,842
Accrued liabilities	33,932	35,545

Total current liabilities	64,813	63,307

Long-term debt	28,852	27,211
Accrued retirement benefits	72,394	72,833
Deferred income taxes	3,914	3,914
Other long-term liabilities	3,500	2,472

Total liabilities	173,473	169,737

Equity:
Twin Disc Shareholders’ Equity: Common stock authorized: 30,000,000; Issued: 13,099,468; no par value	9,664	10,667
Retained earnings	149,302	147,438
Accumulated other comprehensive loss	(33,355)	(42,048)

	125,611	116,057
Less treasury stock, at cost (1,786,462 and 2,070,124 shares, respectively)	25,933	27,597

Total Twin Disc shareholders' equity	99,678	88,460

Noncontrolling interest	802	859
Total Equity	100,480	89,319

TOTAL LIABILITIES AND EQUITY	$273,953	$259,056

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands, unaudited)

	Three Months Ended
	September 24, 2010	September 25, 2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$2,697	$(2,312)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	2,272	2,375
Other non-cash changes, net	1,713	277
Net change in working capital, excluding cash	(2,601)	8,203
Net cash provided by operating activities	4,081	8,543

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of fixed assets	(1,247)	(1,031)
Proceeds from sale of fixed assets	49	-
Other, net	(293)	(293)
Net cash used by investing activities	(1,491)	(1,324)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	18	-
Principal payments of notes payable	(42)	(874)
Proceeds from (payment of) long-term debt	1,695	(1,394)
Proceeds from exercise of stock options	71	80
Dividends paid to shareholders	(792)	(783)
Dividends paid to noncontrolling interest	(138)	-
Other	132	(501)
Net cash provided (used) by financing activities	944	(3,472)

Effect of exchange rate changes on cash	558	128

Net change in cash and cash equivalents	4,092	3,875

Cash and cash equivalents:
Beginning of period	19,022	13,266

End of period	$23,114	$17,141

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